June 28, 2010

Office of the Chief Accountant
Securities and Exchange Commission
Washington, DC 20549

Re: Change in Certifying Accountant

Ladies and Gentlemen:

We have read item 4.01 of Premiere Holding Corp.'s Form 8-K dated June 25, 2010 and we agree with the statements therein concerning Gruber & Company, LLC as the Registrant's predecessor independent registered accounting firm.

Gruber & Company, LLC

Gruber & Company, LLC
Lake Saint Louis, Missouri